QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-86740) and related Prospectus of CompuCredit Corporation for the registration of 25,192 shares of its Series A preferred stock and to the incorporation by reference therein of our reports dated January 24, 2003, with respect to the consolidated financial statements of CompuCredit Corporation and subsidiaries, and dated February 25, 2003, with respect to the consolidated financial statements of CSG, LLC and subsidiary, included in CompuCredit Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      /s/ BDO SEIDMAN, LLP

Atlanta, Georgia
October 31, 2003

QuickLinks

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS